Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS UPDATE ON
SHORT-TERM FINANCING PROGRAM

New York, New York, February 27, 2013 – Volt Information Sciences, Inc. (OTC: VISI) today announced the extension to March 15, 2013 of the financing facility and the requirement to provide audited financial statements for its fiscal 2009 and 2010 years under its $150 million Short-Term Financing Program (“Short Term Financing Program”).  The underlying borrowing agreement was also extended to March 15, 2014 from its previous February 28, 2014 expiration date.  The due date for audited financial statements for fiscal 2011 of May 31, 2013, and the due date for audited financial statements for fiscal 2012 of September 30, 2013, are unchanged. The Company’s short-term financing program provides for Company borrowing secured by receivables related to its staffing services business.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 1000 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:

James Whitney

Volt Information Sciences, Inc.

voltinvest@volt.com

212-704-7921